Exhibit 99.1

Rubicon Technology Announces $3 Million Stock Repurchase Plan

BENSENVILLE, IL. November 19, 2018 — Rubicon Technology, Inc. (NASDAQ: RBCN) today announced that its Board of Directors has authorized a stock repurchase plan to buy up to $3 million of its common stock from time to time through open market and private transactions. The timing, price and volume of repurchases will be based upon market conditions, relevant securities laws and other factors. The stock repurchase plan expires on November 19, 2021 and may be terminated at any time.

“In our opinion, shares of Rubicon’s common stock are currently trading at a discount to its intrinsic value. Our decision to repurchase shares reflects our belief that the true value of our assets and business is higher than the current share price,” said Timothy Brog, Rubicon’s Chief Executive Officer.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced materials provider specializing in monocrystalline sapphire products for optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication, enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Rubicon is also exploring various alternatives to enhance stockholder value, including potentially through acquiring an existing business, establishing a new venture, or other investment opportunities in order to utilize Rubicon’s substantial net operating losses.

Forward-Looking Statements

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially therefrom. These statements may contain words such as “desires,” “believes,” “opinion,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “seeks,” “explores” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the pursuit or completion of any acquisition, sale, venture transaction or investment opportunity, or the Company’s ability to maximize the value of its sapphire business, real estate or excess assets, utilize its net operating losses or to enhance stockholder value. Additional information regarding factors that could cause results to differ materially from management’s expectations are found in the section entitled “Risk Factors” in the Company’s 2017 Annual Report on Form 10-K filed with the SEC on March 20, 2018. The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Contact:

Rubicon Technology, Inc.

Timothy E. Brog

Chief Executive Officer

(847) 295-7000